Exhibit 99.2

TSA-Office of Security Technology

701 South 12th Street

Arlington, Virginia 22202

Transportation

Security

Administration

To:

Todd Silvestri

Vice President – Technology

Implant Sciences Corporation

From:

Ms. Deborah Rooney

Chairperson, Technical Review Panel

Transportation Security Administration

Date:

October 18, 2013

Subject:

Notification of Qualification Group (QG2) Submission Window 2

Stage II Testing Results

Dear Mr. Silvestri:

In reference to Request for Information (RFI) HSTS04-12-SSN-CT5513, the Implant Sciences

Quantum Sniffer (QS) B220 Explosive Trace Detector (ETD) Stage II Testing results have been evaluated by a Technical Review Panel (TRP), per section 5.8 of the RFI.

This letter is your Company’s official notification that The Transportation Security Administration (TSA) has deemed that the Implant Sciences QS B220 ETD device successfully met the minimum requirements per the “Systems Planning and Evaluation Performance Specification Aviation Cargo Explosive Trace Screening Device,” Version 2.01, August 15, 2012, “Management Plan for Cargo Explosives Trace Detection Equipment Qualification Testing and Evaluation,” Version 2.0 August 16, 2012, as well as the sufficiency evidence supplied during Stage I lab testing and Stage II field testing.  As such, the TSA grants the Implant Sciences QS B220 ETD acceptance onto the “Qualified” section of the Air Cargo Security Technology List (ACSTL).

While the decision to move the system from “Approved” to “Qualified” was based on the sufficiency of evidence supplied during the Stage I and Stage II testing, TSA also took into consideration the current circumstances of the marketplace.  Due to these circumstances, Implant Sciences was granted acceptance onto the “Qualified” section before the conclusion of Stage II testing.  As described in section 4.1.2 of the RFI, the system will be required to remain active in

State II testing for the full 12 month time frame so that TSA can continue to evaluate the operational utility of the systems in an active cargo ship environment.  Should the system prove deficient during the Stage II testing, TSA reserves the right to remove the system from the “Qualified” section.

In closing, I would like to personally thank you and your entire team for their hard work and effort in submitting a response to this announcement.

Should you have any questions or wish to discuss further, please contact the Chairperson of the Technical Review Panel, Deborah Rooney at Deborah.Rooney@tsa.dhs.gov. Our best wishes in carrying out this important project.

Sincerely,

/s/ Deborah L. Rooney

Chairperson, Technical Review Panel

Deborah Rooney